Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus Supplement of QIAGEN N.V. for the registration of its Common Shares and to the incorporation by reference therein of our report dated March 23, 2009, with respect to the consolidated financial statements and schedule of QIAGEN N.V., and the effectiveness of internal control over financial reporting of QIAGEN N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Mannheim, Germany

September 21, 2009